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                                                                    Exhibit 99.1

                       [MERITAGE CORPORATION LETTERHEAD]



                 MERITAGE CORPORATION TO ACQUIRE HAMMONDS HOMES

         DALLAS AND SCOTTSDALE, ARIZ. (JUNE 13, 2002) - MERITAGE CORPORATION (NYSE: MTH) today announced that it entered into a definitive agreement to purchase the homebuilding assets of Hammonds Homes, a privately held builder of quality homes in approximately 40 communities throughout key Texas markets. The closing of the acquisition is expected to occur on or before June 30, 2002, and is subject to the satisfaction of certain conditions.

         Hammonds Homes, established in 1987, builds a wide range of quality homes in the Houston, Dallas/Ft. Worth and Austin, Texas areas with a focus on serving the move-up housing market. During 2001, Hammonds closed 935 homes at an average selling price of approximately $193,000, resulting in total revenue of $181.1 million. The estimated purchase price will be approximately $82.8 million, which includes cash payable at closing and the repayment of existing debt.

         "Hammonds Homes will enable us to significantly expand our presence in the Houston and Austin markets and strengthen our Dallas operations," said John Landon, co-chairman and co-chief executive officer of Meritage. "We believe this acquisition will be accretive to our 2002 earnings."

         "The acquisition is consistent with the growth plans we have held over the last 5 years. We continue our strategy of expanding our existing operations while seeking acquisition candidates that fit culturally, as well as financially, into our corporate goals," stated Steve Hilton, co-chairman and co-chief executive officer.

              SECOND QUARTER BEGINS WITH STRONG ORDERS AND CLOSINGS

         Meritage also announced that it recorded strong results for April and May 2002. New home orders for the two months of April and May 2002 were 810, with a dollar value of $212.8 million, compared to 428 homes with a dollar value of $95.3 million for the comparable two months in 2001, a 123% increase in dollar value. Home closings for the two months of April and May 2002 totaled 677, compared to 429 for the comparable two months in 2001, a 58% increase. Revenue for April and May 2002 totaled $159.3 million, compared to $98.5 million for the comparable two months in 2001, a 62% increase. Meritage's Hancock division, which Meritage acquired effective May 31, 2001, contributed 200 home closings with a dollar value of $36.2 million in April and May 2002.

                                     -more-
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         ABOUT MERITAGE CORPORATION

         Meritage Corporation designs, builds and sells distinctive single-family homes ranging from first-time to semi-custom luxury. We were recently ranked by Forbes magazine as #4 of its "200 Best Small Companies in America," and have appeared twice on Fortune's list of the "Fastest Growing Companies in America." We operate in the Phoenix and Tucson, Arizona markets under the Monterey Homes, Hancock Communities and Meritage Homes brand names, in the Dallas/Ft. Worth, Austin and Houston, Texas markets as Legacy Homes and in the San Francisco East Bay and Sacramento, California markets as Meritage Homes. Please visit our web site at: www.meritagehomes.com.

         Certain matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning the proposed transaction with Hammonds Homes, the ability to expand our presence in certain Texas markets, and our expectations about the accretive effect of the acquisition.

         Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

         With respect to the Hammonds transaction, these uncertainties include: the risk that the transaction will not close; and if closed, the risks that the businesses will not be integrated successfully; that the market and financial synergies anticipated from the acquisition may not be fully realized or may take longer to realize than expected; that the acquisition will not be accretive to earnings within the time period estimated by management, or at all; that unanticipated expenses and liabilities may be incurred; and that the combined companies will lose key employees or suppliers.

         In addition, our business is also subject to a number of risks and uncertainties including: the strength and competitive pricing environment of the single-family housing market; changes in the availability and pricing of residential mortgages; changes in the availability and pricing of real estate in the markets in which we operate; our high level of indebtedness; demand for and acceptance of our homes; the success of planned marketing and promotional campaigns; the success of our program to integrate existing operations with our planned new operations or those of past or future acquisitions; our ability to raise additional capital; our success in locating and negotiating favorably with possible acquisition candidates; recent legislative or other initiatives that seek to restrain growth in new housing construction or similar measures; the economic impact of foreign hostilities or military action; general economic slow downs; and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in the Meritage's Form 10-K Report for the year ended December 31, 2001 under the captions "Market for the Registrant's Common Stock and Related Stockholder Matters - Factors that May Affect Future Stock Performance" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in Exhibit 99.1 of the Company's Form 10-Q for the quarter ended March 31, 2002. As a result of these and other factors, the prices of Meritage's securities may fluctuate dramatically.

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